UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 8, 2015

Spark Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32750	20-8901733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600, Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 893-0550

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 8, 2015, Spark Networks, Inc. (the “Company”) entered into a Ninth Amendment to Credit Agreement (“Ninth Amendment”), along with its wholly-owned subsidiary Spark Networks USA, LLC, as borrower, certain subsidiaries of the Company, as guarantors, and Bank of America, N.A. as administrative agent, and the lenders thereto. The Ninth Amendment amends the Credit Agreement, originally dated February 14, 2008 and amended by amendments one through eight thereto (the “Credit Agreement”), to modify certain financial covenants and to require cash collateralization of all outstanding loans and letter of credit obligations under the credit agreement.

The Ninth Amendment decreases the minimum consolidated adjusted EBITDA required (i) for the six month period ending on September 30, 2015 from $2.3 million to negative $500 thousand, and (ii) for each six month period ending on the last day of each quarter thereafter, from $1.8 million to negative $2 million.  The Ninth Amendment also decreases the Minimum Contribution for each rolling four quarter period from $16 million to (i) $15.5 million, for the four quarter period ending September 30, 2015, and (ii) $15 million, for each four quarter period ending on the last day of each quarter thereafter.

In addition, the Ninth Amendment requires that all outstanding loans and letters of credit under the Credit Agreement (as amended by the Ninth Amendment) be 100% cash collateralized by certificates of deposits or time deposits maintained with Bank of America, N.A. and pledged to secure the obligations under the Credit Agreement.

The above description is only a summary of certain provisions of the Ninth Amendment and is qualified in its entirety by reference to the provisions of the Ninth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1

Ninth Amendment to Credit Agreement dated September 8, 2015 among Spark Networks, Inc., Spark Networks USA, LLC, the Subsidiary Guarantors, Bank of America, N.A. (as Administrative Agent), and the other lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Date: September 11, 2015	By:	/s/ Robert W. O’Hare
	Name:	Robert W. O’Hare
	Title:	Chief Financial Officer

Exhibit Index

10.1

Ninth Amendment to Credit Agreement dated September 8, 2015 among Spark Networks, Inc., Spark Networks USA, LLC, the Subsidiary Guarantors, Bank of America, N.A. (as Administrative Agent), and the other lenders thereto.